Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of October 22, 2014, by and between Consolidated-Tomoka Land Co., a Florida corporation (the “Company”), and Daniel E. Smith (the “Executive”).

BACKGROUND

The Company desires to employ the Executive as the Company’s Senior Vice President, General Counsel and Corporate Secretary, and the Executive desires to accept employment with the Company, on the terms and conditions set forth below.

TERMS

1.	Employment

a.	General. The Executive agrees to accept employment with the Company, and one or more of the Company’s subsidiary corporations, to render the services specified in this Agreement subject to the terms and conditions of this Agreement. All compensation paid to the Executive by the Company or any subsidiary of the Company, and all benefits and perquisites received by the Executive from the Company or any of its subsidiaries, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.

b.	Duration. This Agreement is effective on the date it is fully executed and has no specific expiration date. Unless terminated by agreement of the parties, this Agreement will govern the Executive’s continued employment by the Company until such employment terminates.

2.	Duties.

a.	General Duties. Beginning on October 22, 2014, the Executive shall serve as Senior Vice President, General Counsel and Corporate Secretary of the Company, with duties and responsibilities that are customary for such executive as directed by the President and Chief Executive Officer of the Company, subject to approval of the Board of Directors of the Company (the “Board”).

b.

Full Time Employment. The Executive agrees to devote his full time and best efforts to the successful functioning of the Company and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as Senior Vice President, General Counsel and Corporate Secretary in accordance with the policies established by the President and Chief Executive Officer of the Company from time to time, to the best of his ability, experience and talent and in a manner satisfactory to the Company. Further, the Executive shall devote his full business time and energy to the business, affairs and interests of the Company and its subsidiaries, and matters related thereto. It is understood that the principal location of employment with the Company shall be at Company’s headquarters in Daytona Beach, Florida, and that in the course of his employment the Executive will become active in the Daytona Beach, Florida, community. The Executive shall, within the first six (6) months of his employment, relocate his primary residence to the central Florida area, and thereafter during his employment, maintain his primary residence within a radius of seventy-five miles of Daytona Beach, Florida so long as the Company’s headquarters is located there.

c.	Certain Permissible Activities. The Executive may also make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Company so long as such activities and service do not interfere or conflict with the performance of his duties under this Agreement or require a substantial time commitment. The Executive acknowledges that he shall be subject to the Consolidated-Tomoka Land Co. Code of Business Conduct and Ethics, including the provisions with respect to corporate opportunities.

3.	Compensation and Expenses.

a.	Base Salary. The Executive will be paid a base salary at an annual rate of not less than $185,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time.

b.	Performance Bonus. For each fiscal year ending during his employment, the Executive will be eligible to earn an annual bonus (which shall be pro-rated for the fiscal year ending December 31, 2014 based on the number of months worked during such year), payable in accordance with the Company’s customary bonus and payroll practices as in effect from time to time. The annual bonus will vary between zero and 50% of the Executive’s then current Base Salary. The annual bonus payable will be determined by the Board, based on the attainment of corporate and individual performance goals as determined by the Board.

c.	Equity Awards. Effective on October 22, 2014, the Company will grant to the Executive: (i) non-qualified options to purchase 10,000 shares of Company common stock under the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (as amended, the “2010 Plan”) with an exercise price per share equal to the “Fair Market Value” (as defined in the 2010 Plan) on the Grant Date (as defined in the award agreement attached hereto as Exhibit A), and subject to time vesting of three years and vesting upon a “Change in Control” (as defined in the 2010 Plan); and (ii) a grant of 2,500 shares of restricted Company common stock under the 2010 Plan, where increments of shares will vest in full upon the price per share of Company common stock meeting or exceeding target trailing sixty (60) day average closing prices as set forth in the award agreement attached hereto as Exhibit B. Each award will be granted on the Executive’s first date of employment with the Company and will be memorialized in (and subject to the terms of) the award agreements attached hereto as Exhibits A and B.

d.	Signing Bonus. Upon the full execution of this Agreement, the Company shall pay to the Executive a one-time signing bonus in the amount of $50,000.

e.	Relocation and Other Expenses. The Company agrees to pay for the reasonable and verifiable out-of-pocket expenses incurred by the Executive in connection with his relocation to the central Florida area; provided, however, that the amount of such relocation expenses payable under this Section 3.e shall not exceed $15,000. Additionally, the Company agrees to reimburse the Executive for reasonable and verifiable out-of-pocket expenses incurred by the Executive in connection with obtaining and maintaining medical insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA) during the ninety (90) day period following the start of his employment with the Company.

f.	Reimbursement of Signing Bonus and Relocation Expenses. The Executive agrees that (i) if the Executive’s employment with the Company terminates prior to April 1, 2015, the Executive shall repay the Company 90% of (A) the signing bonus paid under Section 3.d and (B) the relocation expenses paid under Section 3.e; and (ii) if the Executive’s employment with the Company terminates on or after April 1, 2015 but prior to November 1, 2015, the Executive shall repay the Company a pro rata share of the signing bonus paid under Section 3.d and the relocation expenses paid under Section 3.d at the rate equal to one-twelfth (1/12th) of such amounts for each month or portion of a month that the duration of Executive’s employment is less than twelve months; provided, however, that the Executive shall not be required to repay any amounts under this Section 3.f if the Executive’s employment is terminated by the Company pursuant to Section 5.d of this Agreement.

g.	Expenses. In addition to any compensation paid to the Executive pursuant to Section 3, the Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary and necessary travel or entertainment expenses incurred by him in the course of his performances of his duties as an executive officer of the Company during the term of his employment in accordance with the Company’s then-current policy. The Executive acknowledges that such expenses will not include the expense incurred for the Executive’s daily commute to and from the Company’s headquarters.

h.	Clawback. Notwithstanding anything to the contrary in this Agreement, all incentive-based compensation payable under this Agreement shall be subject to any clawback policy adopted by the Company from time to time in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act if and to the extent applicable to the Company.

4.	Benefits. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 of this Agreement, during the term of his employment the Executive is eligible to participate in any retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, medical and dental insurance, subject to the provisions of such plans and applicable law. Additionally, the Executive shall be entitled to twenty (20) days per annum of paid vacation; provided, that (a) any unused vacation days shall be forfeited at the end of each year if not fully utilized in that year, and (b) the Company shall not pay the Executive for any accrued but unused vacation days upon any termination of employment.

5.	Termination.

a.	Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause and the termination will become effective immediately at the time the Company provides written notice to the Executive. If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary through the date of termination of employment. Upon termination for Cause, the Executive will not be entitled to any annual bonus payments other than those becoming due and payable prior to the termination date. For purposes of this Agreement, the term “Cause” will mean:

(i)	The Executive’s arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude;

(ii)	A breach by the Executive of any material provision of this Agreement, provided that the Executive is given reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

(iii)	Any act or intentional omission by the Executive involving dishonesty or moral turpitude;

(iv)	The Executive’s material failure to adequately perform his duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach; or

(v)	Any intentional independent act by the Executive that would cause the Company significant reputational injury.

b.	Death or Disability. This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive. For purposes of this Section 5.b, “total disability” means that for a period of six consecutive months the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity as determined by an independent physician mutually acceptable to the Company and the Executive. If the Agreement terminates due to the death or disability of the Executive, the Company will pay the Executive or his legal representative any unpaid accrued Base Salary through the date of termination of employment (or, if terminated as a result of a disability, until the date upon which any disability policy maintained pursuant to Section 4 begins payment of benefits) plus any other compensation that may be earned and unpaid.

c.	Voluntary Termination. The Executive may elect to terminate this Agreement by delivering written notice to the Company sixty (60) days prior to the date on which termination is elected; provided, however, that in the event of such termination, the Company may elect to accelerate the date of such termination to an earlier date if it so elects. If the Executive voluntarily terminates his employment the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary through the date of termination of employment. The Executive will not be entitled to any annual bonus payments other than those earned or becoming due and payable prior to the voluntary termination date.

d.	Termination Without Cause. If the Executive’s employment is terminated for any reason other than by death, disability, for Cause, or due to the Executive’s voluntary resignation of employment, the Company will have no further obligation to make payments under this Agreement, except (i) to the extent set forth in (A) the award agreement attached hereto as Exhibit A with respect to vested, but unexercised, stock options and (B) the award agreement attached hereto as Exhibit B with respect to the restricted Company common stock; (ii) if the Executive’s employment is terminated by the Company (other than by death, disability or for Cause) prior to October 22, 2019, the Company will pay to the Executive an amount equal to 100% of then-current Base Salary in one lump sum payment on the forty-fifth (45th) day after the date of termination of the Executive’s employment, which payment shall be conditioned upon the delivery by the Executive of a release of claims reasonably acceptable to the Company that shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law; and (iii) to the extent set forth in Section 6 below.

e.

Compliance with Section 409A. With respect to the payments provided by this Agreement upon termination of the Executive’s employment (the “Cash Severance Amount”), the Executive’s employment shall be treated as terminated if the termination meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l). Notwithstanding anything to the contrary contained in this Agreement, if (i) the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (ii) any portion of the Cash Severance Amount does not qualify for exemption from Section 409A of the Code under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4) or any other basis for exemption under Treasury Regulation Section 1.409A, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, payments of such amounts that are not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (y) the day after the six-month anniversary of the Executive’s termination of employment, and (z) the Executive’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of termination of the Executive’s employment, and the Company will pay the remainder of such payments, if any, on and after the first day of the seventh month following the date of termination of the Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement. Each payment of the Cash Severance Amount shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.

f.	Compliance with Section 280G. If any payment or benefit due to the Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as such term is used in Section 280G(b)(i) of the Code), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this Section 5.f, such payments or benefits will be reduced in the order that maximizes the Executive’s economic position (as determined by the Company in good faith, in its sole discretion). If, notwithstanding the initial application of this Section 5.f, the Internal Revenue Service determines that any payment or benefit provided to the Executive constituted an Excess Parachute Payment, this Section 5.f will be reapplied based on the Internal Revenue Service’s determination and the Executive will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 5.f.

g.	Return of Company Property. Upon the termination of the Executive’s employment with the Company, the Executive shall leave with or promptly return to the Company all originals and copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing proprietary information, or other materials or property of any kind belonging to the Company (including keys and other tangible personal property of the Company), then in the Executive’s possession, whether prepared by the Executive or by others.

h.	Competition with the Company. The Executive covenants and agrees that the Executive will not, directly or indirectly (whether as a sole proprietor, partner, director, officer, employee or in any other capacity as principal), during the one year period following the voluntary termination of his employment or the termination of his employment by the Company for Cause, compete with the Company within the scope of the Company’s business of real estate development in the Volusia County, Florida, area.

6.	Change in Control.

a.	For the purposes of this Agreement, a “Change in Control” means any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); or (ii) approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

b.	The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change in Control Date and ending on the termination of his employment, to exercise such authority and perform such executive duties (including assistance in any transition matters designated by the Chief Executive Officer following such Change in Control) as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change in Control Date.

c.	After the Change in Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to then-current Base Salary and other compensation set forth in Section 3, and (ii) continue employee benefits as set forth in Section 4 at levels in effect on the Change in Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

d.	If after the Change in Control Date, (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5.a above), or (ii) the Executive voluntarily terminates employment for Good Reason (as defined below), then the Executive will receive separation pay in an amount equal to 100% of then-current Base Salary in one lump sum payment on the forty-fifth (45th) day after the date of termination of the Executive’s employment, which shall be conditioned upon the delivery by the Executive of a release of claims reasonably acceptable to the Company that shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. “Good Reason” shall mean a material reduction in the Executive’s compensation or employment related benefits, or a material change in the Executive’s status, working conditions or management responsibilities. The Executive’s termination of employment will not constitute a termination for Good Reason unless the Executive first provides written notice to the Company of the existence of the Good Reason within sixty (60) days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than thirty (30) days following such written notice of the Good Reason from the Executive to the Company, and the effective date of the Executive’s termination of employment is within one year following the effective date of the occurrence of the Good Reason.

7.	Assignability. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign will acquire all or substantially all of the assets and business of the Company. The Executive’s rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

8.	Non-Coercion. The Executive represents and agrees that the Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by the Company or its agents not contained herein. The Executive represents that he has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his/her agreement is freely given.

9.	Severability. The provisions of this Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Agreement. Any section, paragraph, phrase or other provision of this Agreement that is determined by a court of competent jurisdiction to be unconscionable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unconscionable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

10.	Prior Employment Agreements. The Executive represents that he has not executed any agreement with any previous employer which may impose restrictions on his employment with the Company.

11.	Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, by overnight courier or email to the following addresses:

If to the Company:

Consolidated-Tomoka Land Co.

1530 Cornerstone Boulevard, Suite 100

Daytona Beach, FL 32117

email: jalbright@ctlc.com

If to the Executive:

Daniel E. Smith

7702 Leesburg Drive

Colleyville, TX 76034

email: des76034@att.net

Either party may, from time to time, designate any other address to which any such notice to it or him will be sent. Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four (4) days after deposit in the mail, if by certified mail.

12.	Miscellaneous.

a.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida.

b.	Venue. Any action filed to enforce this Agreement will be filed in Volusia County, Florida or the United States District Court for the Middle District of Florida.

c.	Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

d.	Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs, and expenses.

e.	Disputes. Nothing in this Section 12.e shall preclude a party from initiating an action for temporary injunctive relief to temporarily enjoin any conduct threatening imminent and irreparable injury. In all other circumstances in which a dispute arises hereafter between the parties, the parties agree to resolve all disputes through final and binding arbitration in Volusia County, Florida, by a single arbitrator in accordance with the Rules of the American Arbitration Association. The parties hereby expressly waive any and all right to a trial by jury with respect to any action, proceeding or other litigation resulting from or involving the enforcement of this Agreement or any other matter relating to the Executive’s employment.

f.	Entire Agreement. This Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties and supersedes all previous understandings or agreements, whether written or oral. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of any drafting to any party. Furthermore, this Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated written amendment to this Agreement signed by the Executive and an authorized representative of the Company.

g.	Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

h.	Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Daniel E. Smith
DANIEL E. SMITH

COMPANY:

CONSOLIDATED-TOMOKA LAND CO., a Florida corporation

By:	/s/ John P. Albright
	Name:	John P. Albright
	Title:	President and Chief Executive Officer

Signature Page to Employment Agreement – Daniel E. Smith

EXHIBIT A

FORM OF STOCK OPTION AWARD AGREEMENT

CONSOLIDATED-TOMOKA LAND CO.

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”) is made as of this 22nd day of October, 2014 (the “Grant Date”) between CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (the “Company”) and Daniel E. Smith (the “Grantee”).

BACKGROUND

The Company has adopted the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (as amended, the “Plan”) which is administered by the Compensation Committee of the Company’s Board of Directors of the Company (the “Committee”). Section 5 of the Plan provides that the Committee shall have the discretion and right to grant Options, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has granted an Option to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement. The Grantee desires to accept the grant of the Option and agrees to be bound by the terms and conditions of the Plan and this Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

AGREEMENT

1. Grant of Option. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee an option to purchase 10,000 Shares at an Option Price of $50.00 per Share (the “Option”). The extent to which the Grantee’s rights and interest in the Option becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement. The Option shall be a Nonqualified Stock Option.

2. Vesting. Except as may be otherwise provided in Section 3 of this Agreement, the vesting of the Grantee’s rights and interest in the Option shall be determined in accordance with this Section 2. Prior to the first anniversary of the Grant Date, no portion of the Option shall vest or be vested. The Option shall vest according to the following schedule, provided that in all instances the Grantee is an Employee of the Company:

Date	Vested Percentage
1st Anniversary of the Grant Date	33%
2nd Anniversary of the Grant Date	66%
3rd Anniversary of the Grant Date	100%

3. Change in Control. Unless previously forfeited, any unvested portion of the Option shall vest upon the occurrence of a Change in Control.

4. Term of Option. The Option shall be exercisable during its term only to the extent it has vested in accordance with Section 2 or Section 3 of this Agreement. The term of the Option commences on the Grant Date and expires upon the earliest of the following:

(a) the tenth (10th) anniversary of the Grant Date;

(b) twelve (12) months after the death of the Grantee;

(c) twelve (12) months after the termination of the Grantee’s employment with the Company due to Disability; and

(d) thirty (30) days after the termination of the Grantee’s employment with the Company for any reason other than death or Disability.

5. Method of Exercise. The Option is exercisable by delivery of an exercise notice, at such location and in such form as the Company shall designate (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be accompanied by payment of the aggregate Option Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of such Exercise Notice accompanied by such aggregate Option Price. No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Grantee on the date the Option is exercised with respect to such Exercised Shares.

6. Method of Payment. Payment of the aggregate Option Price shall be by any of the following, or a combination thereof, at the election of the Grantee:

(a) cash;

(b) check;

(c) deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates; or

(d) subject to the approval of the Committee, such other methods as provided by the terms of the Plan.

7. Non-Transferability of Option. The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, except as otherwise permitted by the Committee in accordance with the terms of the Plan. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

2

8. Tax Consequences. SOME OF THE FEDERAL TAX CONSEQUENCES RELATING TO THE OPTION ARE SET FORTH BELOW. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a) Exercising the Option. The Grantee will incur regular federal income tax liability upon exercise. The Grantee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. The Company will be required to withhold from the Grantee’s compensation or collect from Grantee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise. The Grantee shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the exercise of the Option. Such payment shall be made in full, at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the tender of Shares of the Company’s common stock. Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

(b) Disposition of Shares. The Grantee will realize capital gain equal to the excess of the amount realized from disposition of Shares over the Grantee’s tax basis in the Shares. A Grantee’s tax basis in the Shares generally is the fair market value of the Shares on the date the Grantee exercises the Option. The capital gain will be long-term or short-term depending on the length of time the Grantee held the Shares.

9. No Effect on Employment or Rights under Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Committee, and the Grantee shall not in any circumstances have any right to be granted an Award.

10. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

3

11. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

12. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

13. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

14. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

15. Additional Acknowledgements. By their signatures below, the Grantee and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and this Agreement. Grantee has reviewed in their entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Grant Date set forth above.

CONSOLIDATED-TOMOKA LAND CO.

By:	/s/ John J. Allen
Name: John J. Allen
Title: Chairman, Compensation Committee

I have read the Plan adopted on April 28, 2010 and as amended from time-to-time, and by my signature I agree to be bound by the terms and conditions of the Plan and this form of agreement.

Date: October 22, 2014	GRANTEE

/s/ Daniel E. Smith
Daniel E. Smith

Signature Page to Non-Qualified Stock Option Award Agreement

EXHIBIT B

FORM OF PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

CONSOLIDATED-TOMOKA LAND CO.

RESTRICTED SHARE AWARD AGREEMENT

This RESTRICTED SHARE AWARD AGREEMENT (the “Agreement”) is made as of the 22nd day of October, 2014 (the “Grant Date”), by and between CONSOLIDATED-TOMOKA LAND CO., a Florida corporation (the “Company”) and Daniel E. Smith (“Grantee”).

BACKGROUND

The Board of Directors of the Company (the “Board”) wishes to grant Restricted Shares to the Grantee as of the Grant Date on the terms and subject to the conditions set forth in this Agreement. The Company has adopted the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (as amended, the “Plan”), which provides the general terms and restrictions for certain equity incentive awards to the Company’s employees and directors and which is administered by the Compensation Committee of the Board (the “Committee”). Section 7 of the Plan provides that the Committee shall have the discretion and right to grant Restricted Shares, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has granted Restricted Shares to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement. The Grantee desires to accept the grant of Restricted Shares and agrees to be bound by the terms and conditions of the Plan and this Agreement. Unless otherwise defined herein, the capitalized terms used herein shall have the meanings set forth in the Plan.

AGREEMENT

1. Award of Restricted Shares. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee 2,500 Restricted Shares (the “Awarded Shares”) as of the Grant Date. The extent to which the Grantee’s rights and interest in the Awarded Shares becomes vested and non-forfeitable shall be determined in accordance with the provisions of Section 2 of this Agreement. The Committee has determined that the Awarded Shares are intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), and therefore the Committee designates the grant of Awarded Shares as a Qualified Performance-Based Award.

2. Performance Vesting. The vesting of the Grantee’s rights and interest in the Awarded Shares of Restricted Stock shall be determined in accordance with the performance vesting criteria set forth in Exhibit A hereto.

3. Shares Held by Custodian; Shareholder Rights.

(a) The Grantee hereby authorizes and directs the Company to deliver any Restricted Shares issued by the Company to evidence the Awarded Shares to the Secretary of the Company or such other officer of the Company as may be designated by the Company’s Chief Executive Officer (the “Share Custodian”) to be held by the Share Custodian until the Awarded Shares become vested in accordance with Section 2 of this Agreement. When all or any portion of the Awarded Shares become vested, the Share

Custodian shall deliver to the Grantee (or his beneficiary in the event of death) a certificate representing the vested Awarded Shares (which then will be unrestricted). The Grantee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of the Grantee with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Awarded Shares to the Company, or to transfer a portion of the Awarded Shares to the Grantee on an unrestricted basis upon vesting, pursuant to this Agreement, in the name, place, and stead of the Grantee. The term of such appointment shall commence on the Grant Date and shall continue until all the Awarded Shares become vested or are forfeited.

(b) During the period that the Share Custodian holds any of the Awarded Shares of Restricted Stock subject to this Section 3, the Grantee shall have the right to vote such Awarded Shares. The Grantee will cease to have the right to vote any of the Awarded Shares that are forfeited if and when such shares are forfeited. The number of Awarded Shares set forth in Section 1 of this Agreement shall be the maximum number of Awarded Shares to which the voting rights described in this Section 3 shall be applicable.

(c) The Grantee shall not receive any dividends with respect to the Awarded Shares for the period beginning on the Grant Date and ending on the vesting date. In the event the number of Awarded Shares is increased or reduced in accordance with Section 10 of the Plan, and in the event of any distribution of common stock or other securities of the Company in respect of such shares of common stock, the Grantee agrees that any certificate representing shares of such additional common stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian and shall be subject to all of the provisions of this Agreement as if initially received hereunder.

4. Tax Consequences. The Grantee shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Awarded Shares. Such payment shall be made in full, at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the tender of Shares of the Company’s common stock (including Awarded Shares then vesting). Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

5. No Effect on Employment or Rights under Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither

2

the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Committee, and the Grantee shall not in any circumstances have any right to be granted an Award.

6. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

7. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

8. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

10. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

11. Additional Acknowledgements. By their signatures below, the Grantee and the Company agree that the Awarded Shares are granted under and governed by the terms and conditions of the Plan and this Agreement. Grantee has reviewed in their entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Grant Date set forth above.

CONSOLIDATED-TOMOKA LAND CO.

By:	/s/ John J. Allen
Name: John J. Allen
Title: Chairman, Compensation Committee

I have read the Plan adopted on April 28, 2010 and as amended from time-to-time, and by my signature I agree to be bound by the terms and conditions of the Plan and this form of agreement.

Date: October 22, 2014	GRANTEE

/s/ Daniel E. Smith
Daniel E. Smith

Signature Page to Restricted Stock Award Agreement

EXHIBIT A

VESTING OF RESTRICTED SHARES (STOCK PRICE PERFORMANCE)

The number of Restricted Shares that shall vest under this Agreement shall be based upon the extent to which the Company’s common stock attains certain target prices per share (each, a “Performance Condition”). The Performance Condition shall be deemed satisfied with respect to each of the “Tranches” of Restricted Shares described below upon the achievement at any time prior to the sixth anniversary of the Grant Date of the corresponding Stock Price Hurdle described below, in each case, provided that (a) the Grantee is employed by the Company at the time such Stock Price Hurdle is achieved or (b) such Stock Price Hurdle is achieved during the sixty (60) day period following the termination of the Grantee’s employment for any reason other than by death, disability, for Cause (as defined in any employment agreement between Grantee and the Company) or due to the Grantee’s voluntary resignation of employment. Upon the Grantee’s cessation of employment with the Company for any reason, any then remaining unvested Tranches of Restricted Shares shall be forfeited without consideration; provided, however, that if the Grantee’s employment is terminated for any reason other than by death, disability, for Cause (as defined in any employment agreement between Grantee and the Company) or due to the Grantee’s voluntary resignation of employment, then any then remaining unvested Tranches of Restricted Shares shall be forfeited without consideration sixty (60) days after such termination. If any Tranche of the Restricted Shares fails to satisfy the applicable Stock Price Condition prior to six (6) years from the Grant Date, then that Tranche of the Restricted Shares shall be forfeited.

For the purposes of this Exhibit A, the Restricted Shares shall be divided into two “Tranches” as follows:

(1) “First Tranche” shall mean 1,250 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the First Stock Price Hurdle; and

(2) “Second Tranche” shall mean 1,250 of the Restricted Shares, for which the Performance Condition will be satisfied upon achievement of the Second Stock Price Hurdle.

For the purposes of this Exhibit A, the following terms shall have the following meanings:

(A) “First Stock Price Hurdle” shall mean the written certification by the Committee that the price per share of Company Common Stock has met or exceeded the target trailing 60-day average closing price of $60.00; and

(B) “Second Stock Price Hurdle” shall mean the written certification by the Committee that the price per share of Company Common Stock has met or exceeded the target trailing 60-day average closing price of $65.00.